EXHIBIT 2

                 INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

        The Corporation's Board of Directors has six standing committees:
Executive, Audit, Compensation, Compliance, Credit and Nominating. Except for the Executive and Compliance Committees, each of these committees is composed of members who are not officers or employees of the Corporation or its subsidiaries. The membership and principal responsibilities of those committees are described below. The Management Advisory Committee, a standing committee which met twice during 1994, was dissolved on May 4, 1994. Members of the Management Advisory Committee during 1994 were William F. Kieschnick (Chairman), John E. Bryson, George M. Keller and Richard J. Stegemeier.

   Executive Committee

        Members: Edward M. Carson (Chairman), William F. Kieschnick, William F. Miller, J. J. Pinola, Forrest N. Shumway and William E. B. Siart.

      Between meetings of the Board of Directors, the Executive Committee has all powers which may be delegated to it under Delaware law. In general, the Executive Committee may supervise the management of all business of the Corporation except for matters which by law specifically require the action of the full Board or the stockholders. The Executive Committee did not meet during 1994.

   Audit Committee

        Members: Don C. Frisbee (Chairman), John E. Bryson, Ralph P. Davidson, Thomas L. Lee and Daniel M. Tellep.

        The Audit Committee reviews with the independent public accountants the scope and results of the annual audit, monitors the adequacy of the Corporation's system of internal controls and procedures, oversees the Corporation's internal audit activities, recommends the selection of the independent public accountants subject to approval of the Board and ratification by the stockholders, and meets periodically with representatives of bank regulatory agencies to discuss the condition of the Corporation and the subsidiary banks. Mary M. Gates served as a member of the Audit Committee until her death in June 1994. During 1994, the Audit Committee met six times.

   Compensation Committee

        Members: George M. Keller (Chairman), John E. Bryson, William F. Kieschnick, Richard J. Stegemeier and Daniel M. Tellep.

      The Compensation Committee reviews and approves the compensation of all officers whose salary exceeds $150,000 per year other than officers who are also Directors, whose salaries are fixed by the Board of Directors. This Committee administers the several






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performance stock plans of the Corporation, providing for the award of stock, stock options and other derivative securities. The Committee also administers and makes awards under the Corporation's Executive Incentive Plan, Regional Executive Incentive Plan and Management Incentive Plan, and, if approved by the stockholders at the Annual Meeting of Stockholders, the new Corporate Executive Incentive Plan and the 1995 Performance Stock Plan. It also approves benefit plans and programs for the employees of the Corporation and its subsidiaries. During 1994, the Compensation Committee met seven times.

   Compliance Committee

        Members: William F. Miller (Chairman), Jewel Plummer Cobb, Myron Du Bain and William E. B. Siart.

        The Compliance Committee reviews the Corporation's compliance program, the laws and regulations governing its activities, the Corporation's response to changes in laws and regulations, and management reports on the effectiveness of subsidiaries' compliance activities. The Compliance Committee met five times during 1994.

   Credit Committee

        Members: Myron Du Bain (Chairman), William F. Miller, J. J. Pinola and Steven B. Sample.

        The Credit Committee reviews and approves all appropriate credit policies and Risk Management standards by which the Corporation's credit process is managed. This Committee reviews sufficient information on a regular basis to ensure that the credit process is managed consistent with the Corporation's policies and regulatory and accounting standards; meets periodically with representatives of bank regulatory agencies to discuss the condition of the Corporation and the subsidiary banks; reviews management's evaluation of the Corporation's credit risk elements and performance objectives; reviews, on a quarterly basis, management's evaluation of the Corporation's consolidated Allowance for Credit Losses; and reviews with the Corporation's independent public accountants any report or opinion related to the credit Risk Management process of the Corporation, including the adequacy of the Allowance. The Committee also reviews and approves the Corporation's independent credit review program and, on a regular basis, receives reports and recommendations made by the Corporation's Senior Credit Review Officer to ensure that the program is managed consistent with standards. The Credit Committee met five times during 1994.

   Nominating Committee

        Members: Richard J. Stegemeier (Chairman), Ralph P. Davidson, Myron Du Bain, George M. Keller, Steven B. Sample and Forrest N. Shumway.

        The Nominating Committee considers and reviews the qualifications of potential nominees for Director and recommends to the Board of Directors a slate of nominees for election as

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Directors at the Annual Meeting of Stockholders and, when vacancies occur, candidates for election by the Board of Directors. The Committee will consider nominees recommended by stockholders. Such recommendations for nominees for election at the 1996 Annual Meeting should be submitted in writing to the Committee in care of the Secretary of the Corporation at its address set forth on the first page of this Proxy Statement. During 1994, the Nominating Committee met one time.

      Under the Corporation's Bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by any stockholder of the Corporation, provided that the Secretary of the Corporation receives written notice not less than thirty (30) days nor more than sixty (60) days prior to the meeting. If less than forty (40) days' notice or prior public disclosure of the date of the meeting is given or made by the Corporation to stockholders, the notice of a nomination must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Notices of nominations must state the nominee's name, age, business and residential addresses and principal occupation or employment. The notice must also include the class and number of shares of the Corporation beneficially owned by such nominee and any other information about the nominee required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. In addition, the notice must state the name and record address of the nominating stockholder and the class and number of shares of the Corporation beneficially owned by the stockholder. The Board of Directors believes that this notification procedure gives the Board and the stockholders a better opportunity to consider the qualifications of nominees for Director.

DIRECTORS' FEES AND OTHER COMPENSATION

      Directors who are salaried officers of the Corporation receive no fees as Directors of the Corporation. All other Directors are paid an annual retainer for Board service of $20,000, and an attendance fee of $1,000 and $600 for each Board and committee meeting attended, respectively. Directors are also reimbursed for any expenses incurred in connection with attendance at regular or special meetings of the Board or any of its committees. The Chairmen of the standing committees are paid an additional $5,000 annual retainer. The Corporation has a standard arrangement pursuant to which Directors may elect to defer all or part of their Directors' fees. During 1994 Messrs. Bryson, Du Bain, Keller and Dr. Sample deferred the annual retainer and all attendance fees.

      During 1994 the Corporation continued to provide Mr. Pinola, as former Chairman of the Board and Chief Executive Officer, with certain services and property, resulting in imputed income to him of approximately $15,511. The Corporation paid Mr. Pinola a tax gross-up amount of approximately $18,096 in connection with such imputed income.

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DIRECTORS' RETIREMENT PLAN

      The Corporation adopted the First Interstate Bancorp Retirement Plan for Directors, effective January 1, 1988, to provide retirement benefits to eligible Directors who have not served as while being employed by the Corporation or any of its subsidiaries, and who retire from Board service with at least five years of service as a Director. Each eligible Director is entitled to an annual retirement benefit equal to the annual retainer for Directors as in effect at the time of the eligible Director's resignation or retirement, or the Director may elect, not less than one year prior to retirement, to receive a lump sum payment upon retirement. Upon attainment of the later of age 65 or retirement, an eligible Director will receive one year of retirement payments for each year of service as an outside Director, with a maximum payment period of 20 years and with certain spousal rights in the event of death.

1991 DIRECTOR OPTION PLAN

      The First Interstate 1991 Director Option Plan ("Director Plan") was authorized by the Board of Directors on October 15, 1990, and approved by the Corporation's stockholders on April 19, 1991. A total of 200,000 shares of Common Stock has been reserved for issuance under the Director Plan, which provides for the non-discretionary granting of non-qualified options to purchase Common Stock to Directors who have not served as Directors while being employed by the Corporation or any of its subsidiaries. Each option grant is exercisable in its entirety one year from its date of grant. The Director Plan is designed to operate automatically and not require administration. To the extent that administration is necessary, the Director Plan is administered by the Compensation Committee of the Board of Directors.

      The purchase price of the Common Stock covered by each option is 100% of the fair market value of the stock on the date of the option grant. The options are generally non-transferable. Each option has a termination date, but in any event, all options granted under the Director Plan terminate upon the first to occur of the following events: (i) the expiration of ten years from the date the option is granted; (ii) the expiration of three months from the date an optionee ceases to serve as a Director for any reason other than death, disability or retirement eligibility; (iii) the expiration of one year from the date an optionee ceases to serve as a Director of the Corporation because of disability or death; (iv) the expiration of three years from the date an optionee ceases to serve as a Director of the Corporation if the Director is eligible for retirement benefits under the First Interstate Bancorp Retirement Plan for Directors; or (v) the termination of the Director Plan pursuant to its terms.

      Upon first being elected, each eligible Director is awarded an option to purchase 5,000 shares of Common Stock. Thereafter, on the first business day following each annual stockholders meeting of the Corporation, each eligible Director is granted an option to purchase 1,000 shares of Common Stock.

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INSURANCE AGREEMENTS FOR DIRECTORS

      The Corporation Purchased universal life insurance policies on the lives of outside Directors, except for Messrs. Lee and Davidson and Mrs. Gates. The death benefits of the policies depend on the length of time a Director has served and do not exceed $200,000 (except in the case of Mr. Pinola whose death benefit is $2,000,000). The Corporation will continue to pay the premium on such policies for the period the Director remains a member of the Board. The Directors have entered into "split-dollar" life insurance agreements which provide that a Director will become fully entitled to the Policy upon the occurrence of certain events, including continuation of service to a future date and resignation for good reason following a change in control. If a Director becomes entitled to the policy, the cash value of the policy reduces the payment of benefits under the Directors; Retirement Plan and deferrals of Director's fees. During 1994, the Directors covered by these insurance agreements received imputed income ranging from $30 to $13,160 and tax gross-up amounts ranging from $28 to $12,463 relating to such imputed income. The varying amounts were due to factors such as the Director's age and length of service.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

      During 1994, each incumbent Director of the Corporation attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served, with the exception of Mr. Frisbee. The Board of Directors held ten meetings during the year 1994.

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             BENEFICIAL OWNERSHIP OF THE CORPORATION'S SECURITIES

BY MANAGEMENT

      The following table sets forth the number of shares of each class of equity securities of the Corporation beneficially owned as of February 21, 1995 by each Director and executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group, with the exception of shares held in the Employee Savings Plan, which are reported as of December 31, 1994. For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest.


                                                                                PERCENT
                                                       COMMON STOCK  TOTAL      OF
                                             COMMON    OPTION        COMMON     COMMON
       NAME OF BENEFICIAL OWNER(1)           STOCK(2)  SHARES(3)     STOCK      STOCK
       ---------------------------           --------  ---------     -----      -----
John E. Bryson(4)(5)......................    1,140       6,500       7,640       *
Edward M. Carson(4)(6)....................   31,644     223,750     255,394       *
Dr. Jewel Plummer Cobb....................    1,776       6,514       8,290       *
James J. Curran(6)(7).....................   21,891      64,750      86,641       *
Ralph P. Davidson.........................    1,500       8,000       9,500       *
Myron Du Bain(4)..........................   28,939       8,000      36,939       *
Don C. Frisbee............................      872       3,000       3,872       *
Mary M. Gates(8)..........................    2,335       6,000       8,335       *
George M. Keller(4).......................    5,896       5,000      10,896       *
William F. Kieschnick(4)..................    7,100       1,000       8,100       *
Thomas L. Lee.............................    1,300       5,000       6,300       *
Dr. William F. Miller(4)..................    2,310       8,000      10,310       *
J. J. Pinola(4)...........................    8,842           0       8,842       *
William S. Randall(5)(6)..................   29,690      86,250     115,940       *
Dr. Steven B. Sample......................      500       6,500       7,000       *
Forrest N. Shumway(4).....................    2,000       8,000      10,000       *
William E. B. Siart(6)....................   46,254     168,750     215,004       *
Richard J. Stegemeier(4)..................    4,800       3,000       7,800       *
Daniel M. Tellep..........................      500       7,000       7,500       *
Bruce G. Willison(5)(6)(7)................   24,254      91,250     115,504       *
All Directors and executive officers as a
 group (30 persons)(4)(5)(6)
 (7)(8)(9)(10)(11)........................  282,327   1,009,739   1,292,066       1.69%

----------
      *  Represents less than 1% of the outstanding Common Stock.

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      (1) Subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares except as noted.

      (2) Fractional shares resulting from participation in the Dividend Reinvestment and Stock Purchase Plan and the Employee Savings Plan of First Interstate Bancorp have been rounded to the nearest whole share.

      (3) Reflects the number of shares that could be purchased by exercise of options presently exercis- able or exercisable within 60 days from February 21, 1995, under the Corporation's stock option plans.

      (4) Includes the following shares of Common Stock held by a living or family trust formed by the named individual in which voting or investment power may be shared: Mr. Bryson, 500 shares; Mr. Carson, 30,482 shares; Mr. Du Bain, 23,839 shares; Mr. Keller, 5,896 shares; Mr. Kieschnick, 7,100 shares; Dr. Miller, 2,310 shares; Mr. Pinola, 8,842 shares; Mr. Shumway, 2,000 shares; and Mr. Stegemeier, 4,800 shares. Also includes 4,000 shares of Common Stock held in an Individual Retirement Account by Mr. Du Bain.

      (5) Includes shares held jointly, or in other capacities, as to which in some cases beneficial ownership may be disclaimed.

      (6) Includes the following shares held by the Trustee of the Employee Savings Plan in the accounts of the named individuals as of December 31, 1994:

            Edward M. Carson .................................        801
            William E. B. Siart ..............................     16,527
            William S. Randall ...............................      9,830
            Bruce G. Willison ................................      4,972
            James J. Curran ..................................     13,338
            All executive officers as a group (15 persons) ...     56,479

      (7) Includes the following performance units awarded pursuant to the 1991, 1992 and 1993 annual incentive plans and issued under the 1991 Performance Stock Plan (each performance stock unit represents one share of Common Stock):

             Mr. Willison .....................................     1,777
             Mr. Curran .......................................     1,543
             All executive officers as a group (15 persons) ...     7,692

          The performance stock units will be paid in Common Stock or cash upon the occurrence of certain events, at the executive officer's election, including the first to occur of termination of employment, retirement or a specified date. Additional performance unit credit will be received based on the value of dividends paid on the underlying performance stock units.

      (8) Mrs. Gates' stock ownership is reported as of June 9, 1994, the date of her death.

      (9) Includes 97,213 shares of Common Stock held in living or family trusts in which voting or investment power may be shared.

      (10) No Directors or executive officers owned any shares of Series F or Series G Preferred Stock of the Corporation.

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      (11)  Includes shares of Restricted Stock awarded by the Compensation
            Committee pursuant to the Corporation's 1991 Performance Stock Plan.

BY OTHERS

      The following entities are the only stockholders known to the Corporation to be the beneficial owners of more than 5% of the Corporation's equity securities outstanding at December 31, 1994:

                                                   AMOUNT AND
                                                   NATURE OF
                NAME AND ADDRESS OF                BENEFICIAL       PERCENT OF
TITLE OF CLASS  BENEFICIAL OWNER                   OWNERSHIP          CLASS
--------------  ----------------                   ---------          -----
Common Stock    DI Associates and KKR Associates   6,131,693(l)       8.26%
                c/o Kohlberg Kravis
                Roberts & Co.
                9 West 57th Street
                New York, NY 10019

Common Stock    Oppenheimer Group, Inc.             5,170,191(2)      6.78%(2)
                Oppenheimer Tower,
                World Financial Center
                New York, NY 10281

----------
(1) This information is based upon a Schedule 13D dated February 3, 1993 filed with the Securities and Exchange Commission ("SEC") jointly by DI Associates ("DI") and KKR Associates ("KKR") DI and KKR have sole voting and dispositive power as to all of the shares.

(2) This information is based upon a Schedule 13G dated February 1, 1995 filed with the SEC by Oppenheimer Group, Inc. ("Group"), as a parent holding company on behalf of Oppenheimer & Co., L.P. and Group's subsidiary companies and/or certain investment advisory clients or discretionary accounts of such subsidiaries. Group does not have sole voting and dispositive power with respect to any of the shares, and has shared voting and dispositive power as to all of the shares. An investment advisory subsidiary, Oppenheimer Capital, has shared voting and dispositive power as to 5,130,281 of such shares, and sole voting and dispositive power as to none of the shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

      The Corporation believes that during 1994 it complied with all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners, except for the following reports. One report on Form 4 was filed late for Mr. Davidson, who inadvertently failed to

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report the sale in 1994 of 500 shares of Common Stock by his wife. An amended
Form 4 reflecting the sale was filed approximately one month after the due date. An amended Form 4 was also filed in 1994 for Mr. Willison to reflect his gift in 1992 of 50 shares of Common Stock to his son; the amendment was filed immediately upon his discovery of the omission.

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      Pursuant to Item 402(a)(9) of Regulation S-K of the Securities and
Exchange Commission ("SEC"), the following Report of the Compensation Committee on Executive Compensation and the Common Stock Performance Graph on page 21 shall not be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934. In addition, they shall not be deemed to be incorporated by reference into any of the Corporation's past or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The members of the First Interstate Bancorp Compensation Committee are all non-employee Directors, and no member of the Committee is a former officer or employee of the Corporation or any of its subsidiaries. Mr. Stegemeier was selected by the Board of Directors to serve on the Compensation Committee on May 4, 1994, and participated in the modification of existing employment agreements, the evaluation of corporate and regional performance and the assignment of incentive awards for 1994.

      The Compensation Committee of the Board is committed to providing a total compensation program which supports the Corporation's business strategy and enhances shareholder value. The Committee is responsible for the review and approval of total compensation elements, including the competitive market posture, the level of pay at risk, and the mixture of pay components for the Corporation's executives and key management employees. In addition to these broad responsibilities, the Compensation Committee reviews and approves employment agreements, base salary increases, annual incentive awards and stock option grants to executives and other key management employees, including the five named executives on the Summary Compensation Table in the Proxy Statement. The base salaries of the Chairman of the Board and Chief Executive Officer and the President receive final approval from the Board of Directors.

COMPENSATION PHILOSOPHY

      The Corporation's overall compensation philosophy, endorsed by the Compensation Committee, is to encourage and reward financial performance and, through the encouragement of stock ownership, to align the interests of management with those of the stockholders. The Committee bases its compensation decisions on the executives' performance, as defined in this Report, and experience and on the competitive compensation levels at other banks. The banks with which the Corporation compares its compensation levels include a group of superregional banks with similar characteristics as the Corporation and its subsidiary banks, i.e., retail focus, multi-state operations, with a minimum of 400 branches and $20 billion in assets. Many of these banks are represented in the KBW 50 Index published by Keefe, Bruyette & Woods, Inc., which is used by the Corporation as its peer comparison on the Common Stock Performance Graph in the Proxy Statement.

      The decisions of the Compensation Committee are based on the principle that a substantial portion of annual compensation for the Chairman of the Board and Chief Executive Officer and the President and other executive officers should be contingent upon the Corporation's performance and return to stockholders. Officers and employees participating in the executive incentive plans have approximately 50% to 55% of their direct compensation (base salary plus bonus) dependent on measured achievement of corporate and regional goals.

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COMPENSATION PROGRAM ELEMENTS

      The Corporation's executive compensation program consists of three elements:

      -- Base salary

      -- Annual incentive compensation

      -- Long-term incentive compensation

      Base Salary

      Each executive officer's base salary is reviewed annually. When determining salary levels, the Compensation Committee considers internal equity (the relationship of an executive's salary to the value of his or her position to the Corporation as measured by the midpoint of the position's salary grade and the appropriateness of such salary level compared to the salaries of other executives), the average of competitive pay practices and the executive's performance. While all three of these determinants are considered by the Committee, adjustments to salaries are based on individual performance. Competitive salary data enables the Compensation Committee to assess the salary of each executive officer relative to the market, and internal equity considerations require the differentiation of salaries based on job size, experience, responsibility level and organizational complexity. The base salaries of executives range from somewhat below the median to slightly above the median of the competitive market. The 1994 base salary increases approved for executive officers, including the five named executives on the Summary Compensation Table in the Proxy Statement, reflected the Committee's assessment that these executives contributed substantially to the Corporation's performance in exceeding its overall goals, as described below.

      1994 Annual Incentive Compensation

      The Corporate Executive Incentive Plan (the "Executive Incentive Plan"), the Regional Executive Incentive Plan and the Management Incentive Plan provide annual incentive compensation opportunities to executive officers based on the Corporation's performance and the performance of the subsidiary banks.

      Incentive awards for Mr. Carson and Mr. Siart are based on the performance of the entire Corporation against goals established by the Committee at the start of the year. The awards for the Chief Executive Officers of the California, Texas, Northwest and Southwest regions are based 50% on the achievement of specific regional goals, as set at the beginning of each year, and 50% on the Corporation's performance. The objectives are established by executive management and reviewed and approved by the Compensation Committee. The specific goal categories and their weighing for the Corporation and for the regions are identified below. The actual level of performance required for each of the goals is confidential for competitive reasons.

      The primary goal category for the Corporation for 1994 was return on equity, with 50% weighing based on the Corporation's performance relative to the peer bank group median return on equity over an eleven year historical performance period. The remaining 50% weighing was based on the Corporation's

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performance relative to the peer bank group median return on equity in 1994.
Performance against both goals placed the Corporation in the highest performing quartile of its peer group.

      Each of the four regions had their own unique objectives for net income, revenue and efficiency ratio (which measures expenses relative to revenue). The weights for the goal categories in all four regions were 60% net income, 20% revenue and 20% efficiency ratio. Three of the four regions exceeded all of their goals, while all four exceeded their net income goals.

      The incentive awards for the Chairman of the Board and Chief Executive Officer and the President were directly based on the Corporation's achievement percentage against its goals applied to the target award percentage for these two positions. Fifty percent (50%) of the incentive awards for the regional Chief Executive Officers was directly linked to their own region's performance against the region's goals described above, and 50% was linked to the Corporation's performance against its goals, also described above.

      The executive officers serving on the Corporation's Executive Operating Committee, including the five named executives on the Summary Compensation Table, receive 25% of their annual incentive award in stock. Such executive officers may elect to defer payment of the stock award in the form of performance stock units, each of which represents one share of Common Stock. Any dividends paid on the Common Stock underlying the performance stock units are credited and converted into additional performance stock units. At the time of distribution, shares of Common Stock will be issued equal to the number of whole performance stock units, and any fractional performance stock unit will be payable in cash.

      Executive officers who do not participate in either the Executive Incentive Plan or Regional Executive Incentive Plan participate in the Management Incentive Plan. The Management Incentive Plan provides for awards based on a blend of corporate performance and the performance of the unit by which the participant is employed. Adjustments are made to the blended awards based on individual performance.

      Long-term Incentive Compensation

      The Compensation Committee believes that awards of stock options promote the interests of the stockholders by providing performance incentives to senior executives and key employees who are responsible for the management, growth and financial success of the Corporation. Options are priced at 100% of the market value on the date of grant, and the Compensation Committee's policy precludes any subsequent repricing of options. Since recipients of stock options will not profit from their options until the price of the Corporation's stock exceeds the grant price, the executives are motivated to manage their businesses in ways that over the long term will benefit stockholders through increased stock price.

      The Chairman of the Board and Chief Executive Officer considers the level of the optionee's job responsibility, his or her potential impact on the Corporation's performance and the median to 75th percentile of competitive practice in arriving at the number of shares to be recommended to the Compensation Committee. Stock option guidelines have been established using the Black-Scholes Pricing Model. Each year the Corporation uses compensation surveys published by various consulting firms and includes the same superregional banks described above in the section on Compensation Philosophy.

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Organizational performance and individual performance are also factors which serve to increase or decrease option recommendations from the guidelines. The regional Chief Executive Officers' option grants in 1994 were at the median of competitive practice as calculated by the Black-Scholes Pricing Model.

      The Committee, in granting options, did not consider either the amount and value of options currently held or the number of shares owned by those individuals who were granted options in 1994. The Corporation has established ownership level guidelines for equity holdings in the Corporation by senior managers.

      The Corporation does not grant tandem stock appreciation rights to its executive officers. In addition, the Corporation currently uses restricted stock as a compensation vehicle only on a very selective basis.

      Compensation of Mr Carson

      In assessing the accomplishments of Mr. Carson, the Compensation Committee considered that, under his direction, the results for 1994 demonstrate continued significant strengthening in the Corporation's performance. Net income for the Corporation for 1994 was $733.5 million, compared to income of $561.4 million for 1993, which is before the cumulative effect of accounting changes and an extraordinary item. Return on average common equity for the Corporation in 1994 was 21.56%, up from 17.33% in 1993 and significantly higher than the peer bank group median return on equity of 16.59% for 1994. The Corporation's return on average assets for 1994 was 1.38%, compared to 1.14% in 1993. In addition, no provision for credit losses for the Corporation was reported for 1994.

      The Compensation Committee believes that Mr. Carson's base salary should approximate the average of the competitive market and that his total compensation, including incentive pay, should be related to the Corporation's performance as compared to its competitive market. The Corporation's performance for 1994 as compared to its competitive market was in the top quartile for return on equity.

      Mr. Carson's 1994 base salary is slightly above the median base salary of chief executive officers of the banks identified above as the Corporation's competitive market. His direct compensation for 1994 is estimated to be between the 50th and 75th percentiles when compared to the Corporation's competitive market. In determining his 1994 incentive award, the Committee took into account Mr. Carson's accomplishments as specified above.

      The present value of the 1994 grant to Mr. Carson of 50,000 options, as determined by the Black- Scholes Pricing Model, was approximately 25% lower than the competitive market long-term incentive value. In Mr. Carson's case, the option grant will have an effective term of four years, instead of the normal ten years, when he retires this year. The Black-Scholes valuation methodology results in a lower value as the term of the grant shortens.

      In addition to the annual incentive compensation awarded to Mr. Carson under the Executive Incentive Plan and the 1991 Performance Stock Plan, the Committee made an award to him in recognition of his significant contribution to the Corporation.

      The Tax Deductibility Limitation

      As a result of the Omnibus Budget Reconciliation Act of 1993, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that any publicly held corporation will be denied a deduction for compensation paid to a "covered employee" to the extent that the compensation exceeds $1,000,000. The deduction limit applies to any compensation that could otherwise be deducted except for specific types of payments. As one of the exclusions, the deduction limit does not apply to "compensation that meets the requirements for performance-based compensation".

      Under the requirements for performance-based compensation set forth in the proposed Internal Revenue Service regulations, compensation will not be subject to the deduction limit if (1) it is payable on account of the attainment of one or more performance goals; (2) the performance goals are established by a compensation committee of the board of directors; (3) the material terms of the compensation and the performance goals are disclosed to and approved by the stockholders before payment; and (4) the compensation committee certifies that the performance goals have been satisfied before payment.

      Awards issued under First Interstate's 1991 Performance Stock Plan satisfy the requirements of the regulations, because the 1991 Performance Stock Plan was approved by the stockholders in accordance with Section 16(b) of the Securities Exchange Act of 1934 and because the Plan provides for an aggregate limit on the number of shares with respect to which awards may be made under the Plan. At the 1995 Annual Meeting, the 1995 Performance Stock Plan will be presented to the stockholders for their approval. If approved by the stockholders, the Corporation believes that stock options granted under this Plan, and stock awards issued under this Plan which are based upon the achievement of the performance goals established under the Executive Incentive Plan, will satisfy the requirements for performance-based compensation set forth in the proposed Internal Revenue Service regulations.

      The Compensation Committee has decided to introduce in 1995 additional goal categories to the annual Executive Incentive Plan which should serve to enhance its qualification as performance-based compensation. The additional goal categories will affect those executives who are identified in the statute as "covered employees". Under Section 162(m) of the Code, the term "covered employees" refers to the Chief Executive Officer and those individuals whose compensation is required to be reported to the stockholders under the Securities Exchange Act of 1934 who are employed on the last day of the taxable year.

      Therefore, the Proxy Statement contains a detailed description of the terms and conditions of the Executive Incentive Plan, including the class of employees eligible to receive compensation under performance goals, a general description of the terms of the goals and the maximum dollar amount that could be paid to any one participant for the plan years 1995 through 1999 if the performance goals are satisfied. At the 1995 Annual Meeting of Stockholders, the Executive Incentive Plan will be presented to the stockholders for their approval. The Board of Directors adopted the Executive Incentive Plan on February 21, 1995, subject to the approval of the stockholders.

EMPLOYMENT AGREEMENTS

      In 1994, the Compensation Committee invited an independent outside compensation consulting firm to assess the appropriateness of the Corporation's existing executive Employment Agreements. The consultant's review included a review of current practices with respect to such agreements by employers of similar size across major industries and within the banking segment peers. The consultant's report to the Committee suggested that modifications to certain elements within these Employment Agreements were appropriate in order to ensure the effectiveness, and to maintain the overall competitiveness, of the Corporation's Employment Agreements. Amended and Restated Employment Agreements were therefore reviewed and approved by the Compensation Committee on June 20,1994 and by the Board of Directors on July 18, 1994. It is the Committee's belief that, upon a termination of employment, a minimum amount of disruption takes place when the terms and conditions of payments and benefits upon termination have been incorporated into an agreement. In addition, the agreements also serve to enhance continuity of management in the event of a change in control.

      Therefore, the Proxy Statement contains a description of the terms and conditions of the Employment Agreements, as amended and restated, including the class of employees eligible for these Agreements.

                            COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            George M. Keller, Chairman
                            John E. Bryson
                            William F. Kieschnick
                            Richard J. Stegemeier
                            Daniel M. Tellep

                        COMMON STOCK PERFORMANCE GRAPH

      The following Common Stock Performance Graph compares the yearly percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index (which includes the Corporation) and the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., for the five-year period commencing December 31, 1989. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1)
           FIRST INTERSTATE BANCORP, S&P 500 INDEX AND KBW 50 INDEX

                            1989         1990         1991         1992        1993         1994
----------------------------------------------------------------------------------------------------
First Interstate Bancorp  $  100.00     $  63.94    $   85.86   $  137.40    $  192.99    $  211.22
KBW 50 Index              $  100.00     $  71.81    $  113.67   $  144.84    $  152.86    $  145.07
S & P 500 Index           $  100.00     $  96.89    $  126.41   $  136.04    $  149.75    $  151.73

----------
(1) Assumes $100 invested on December 31, 1989 in First Interstate Bancorp Common Stock, S&P 500 Index and KBW 50 Index and assumes quarterly dividend reinvestment.

            EXECUTIVE OFFICERS' COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth the compensation for the Chief Executive Officer of the Corporation and the four most highly compensated executive officers of the Corporation (other than the Chief Executive Officer) who served as executive officers on December 31, 1994:

                                SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                           --------------------------------
                                           ANNUAL COMPENSATION                     AWARDS           PAYOUTS
                                           -------------------              ------------------------ -------
                                                                    ANNUAL  RESTRICTED  SECURITIES
                                                                    COMPEN-   STOCK      UNDERLYING  LTIP
                                                                    SATION   AWARDS      OPTIONS/   PAYOUTS  ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY($)(1)  BONUS($)(2)  ($)(3)   ($)(4)     SARS(#)(5)    ($)   COMPENSATION($)(6)
---------------------------      ----    ------------  -----------  ------   ------     ----------    ---   ------------------
Edward M. Carson                 1994      $783,333    $1,500,000      --      -0-       50,000       -0-      $56,699
      Chairman of the            1993       784,133     1,062,000      --      -0-       75,000       -0-       35,229
      Board (7)                  1992       718,967     1,118,000              -0-       60,000       -0-

William E. B. Siart              1994       629,500       930,000      --      -0-       30,000       -0-       19,638
      President and              1993       645,358       836,000      --      -0-       45,000       -0-       18,556
      Chief Executive            1992       571,483       884,000              -0-       45,000       -0-
      Officer (8)

William S. Randall               1994       440,852       498,400      --      -0-       17,000       -0-       14,530
      Executive Vice             1993       453,833       453,000      --      -0-       20,000       -0-       22,839
      President and Chief        1992       408,833       491,000              -0-       20,000       -0-
      Operating Officer (9)

Bruce G. Willison                1994       430,833       513,300      --      -0-       17,000       -0-       11,420
      Chief Executive            1993       405,833       455,000      --      -0-       20,000       -0-       25,057
      Officer, California        1992       381,967       484,000              -0-       20,000       -0-
      Region (10)

James J. Curran                  1994       375,004       444,600      --      -0-       17,000       -0-       12,877
      Chief Executive            1993       374,200       395,000      --      -0-       20,000       -0-       11,383
      Officer                    1992       357,500       415,000      --      -0-       18,000       -0-
      Northwest
      Region (11)

----------
(1) Included in this column are salaries and directors' fees paid for services rendered to the Corporation's subsidiaries before any salary reduction for contributions to the Corporation's Employee Savings Plan under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and salary reductions for contributions for welfare plan coverages under section 125 of the Code.

(2) The bonus amounts are payable pursuant to the Corporation's Executive Incentive Plan, Regional Executive Incentive Plan and 1991 Performance Stock Plan, as applicable. In addition, the bonus for Mr. Carson includes an award in recognition of his significant contribution to the Corporation. This column reflects amounts awarded, even if deferred.

(3) "Other Annual Compensation", if any, is only required to be reported for 1993 and 1994; amounts which total the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer have been omitted.

(4) Of the persons named above, only Mr. Randall had restricted stock holdings at December 31, 1994, aggregating 3,000 shares with a value of $202,857, based on a year-end stock price of $67.625. None of the restricted stock awards vested in less than three years from the date of grant. Holders of restricted stock accrue dividends at the same time and at the same rate as other holders of Common Stock. In the event of a change in control of the Corporation, the restrictions on restricted stock lapse immediately. Restricted stock awards are valued at the closing stock price on the date of grant.

(5) No tandem Stock Appreciation Rights ("SARs") have been granted since 1991, and no freestanding SARs have ever been granted.

(6) "All Other Compensation" is only required to be reported for 1993 and 1994. The total amounts shown in this column for 1994 consist of the following: (i) Mr. Carson, $23,500 for matching Corporation contributions under the Employee Savings Plan and Supplemental Savings Plan; $29,955 for the benefit attributable to payments of premiums on universal life insurance; of $3,243 relating to brokerage fees on stock option exercises;
      (ii) Mr. Siart, $18,450 for matching Corporation contributions under the Employee Savings Plan and Supplemental Savings Plan; and $1,188 for the benefit attributable to payments of premiums on universal life insurance;
      (iii) Mr. Randall, $13,726 for matching Corporation contributions under the Employee Savings Plan and Supplemental Savings Plan; and $1,304 for the benefit attributable to payments of premiums on universal life insurance; (iv) Mr. Willison, $10,675 for matching Corporation contributions under the Employee Savings Plan and Supplemental Savings Plan; and $745 for the -benefit attributable to payments of premiums on universal life insurance; and (v) Mr. Curran, $11,250 for matching Corporation contributions under the Employee Savings Plan and Supplemental Savings Plan; and $1,627 for the benefit attributable to payments of premiums on universal life insurance. The Corporation has purchased universal life insurance policies on the lives of the named executives, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. If, and only if, certain conditions are met, will the executives become vested in the cash surrender value. An executive's benefits under various deferred compensation plans will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premiums paid on the policies are designed to produce a cash surrender value which is less than the accrued benefits under the various plans.

(7) Mr. Carson also served as Chief Executive Officer of the Corporation through December 31, 1994.

(8) Mr. Siart served as President of the Corporation throughout 1994, and was also named its Chief Executive Officer on January 1, 1995.

(9) Mr. Randall became Executive Vice President and Chief Operating Officer of the Corporation on January 1, 1995. He was Chief Executive Officer, Southwest Region, through December 31, 1994, and also served as Chairman of the Board, President and Chief Executive Officer of First Interstate Bank of Arizona through December 31, 1994.

(10) Mr. Willison serves as Chairman of the Board, President and Chief Executive Officer of First Interstate Bank of California.

(11) Mr. Curran's position includes serving as Chairman of the Board, President and Chief Executive Officer of First Interstate Bank of Oregon, and Chief Executive Officer and President of First Interstate Banks of Idaho, Montana and Washington.

STOCK OPTIONS

      The following tables summarize grants of options and exercises of options to purchase Common Stock during 1994 to or by the executive officers of the Corporation named in the Summary Compensation Table above, and the grant date present value of options held by such persons at the end of 1994. All outstanding SARs were surrendered by the executive officers of the Corporation in 1993, and no SARs were granted during 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR (1994)

                         NUMBER OF      % OF TOTAL
                         SECURITIES     OPTIONS/SARS   EXERCISE OR
                         UNDERLYING     GRANTED TO     BASE PRICE                  GRANT DATE
                         OPTIONS/SARS   EMPLOYEES IN   PER SHARE    EXPIRATION     PRESENT
     NAME                GRANTED(#)(1)  FISCAL YEAR      ($/SH)     DATE           VALUE(2)
     ----                -------------  -----------      ------     ----           --------
Edward M. Carson........   50,000        6.0%           $66.875       1/2/98       $672,000(3)
William E. B. Siart.....   30,000        3.6             66.875      2/22/04        426,900(4)
William S. Randall......   17,000        2.0             66.875      2/22/04        241,910(4)
Bruce G. Willison.......   17,000        2.0             66.875      2/22/04        241,910(4)
James J. Curran.........   17,000        2.0             66.875      2/22/04        241,910(4)


----------
(1) Options were granted under the 1991 Performance Stock Plan, which provides for the granting of options at an option exercise price of 100% of the fair market value of the stock on the date of grant. Options granted in 1994 are exercisable beginning 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. Mr. Carson's options vest according to the same schedule, except that any unexercised options will become immediately exercisable upon his retirement in 1995. In the event of a change in control of the Corporation, stock options become immediately exercisable to their full extent.

(2) Present market value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by that model. The ultimate values of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess, if any, of the market value of the Common Stock on the date the option is exercised over the exercise price of the option. The assumptions and calculations used for the model were provided to the Corporation by an independent consulting firm.

(3) The estimated grant date present value for Mr. Carson under the Black-Scholes model is based on the following assumptions and adjustments: an exercise price of $66.875 per share, equal to the fair market value of the underlying stock on the date of grant; an annual dividend yield of $2.00 per share, representing the annualized dividend paid on a share of Common Stock at the date of grant; a stock price volatility of 27.898%, based on daily stock prices for the one-year period prior to the grant date; and an option term of four years to reflect that he will retire in 1995. In addition, the calculation was based on an interest rate of 5.12%, representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the four-year option term. Reductions of approximately 5.0% were made to reflect the probability of forfeiture due to termination prior to vesting, and approximately 5.72% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

(4) The estimated grant date present value under the Black-Scholes model is based on the same assumptions and adjustments used to calculate Mr. Carson's present value as to exercise price, volatility and dividends. Different assumptions and adjustments were made, however, as follows: an option term of 10 years; an interest rate of 5.97%, representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the ten-year option term; and reductions of approximately 21.70% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 13.39% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1994)
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                           OPTIONS/SARS                 IN-THE-MONEY OPTIONS/SARS
                                                                        AT FISCAL YEAR-END(#)(3)         AT FISCAL YEAR-END($)(4)
                                    SHARES ACQUIRED     VALUE           ------------------------       ---------------------------
NAME                                 ON EXERTS(#)(1)  REALIZED($)(2)  EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                 ---------------  --------------  -----------     -------------    -----------    -------------
Edward M. Carson .............           42,000       $1,126,375          132,000          145,000       $3,922,938     $2,235,000
William E. B. Siart ..........            4,000          132,000          132,000           93,000        3,579,313      1,528,313
William S. Randall ...........            7,000          290,125           69,250           44,750        1,810,781        673,469
Bruce G. Willison ............            1,600           62,000           73,250           45,750        1,951,906        707,594
James J. Curran ..............            3,000          126,875           48,250           43,750        1,463,781        643,219

----------------
(1) No tandem SARs have been granted since 1991, and no freestanding SARs have ever been granted. All unexercised SARs were surrendered in 1993.

(2) Value is based upon the difference between the market value at the date of exercise and the exercise price.

(3) In the event of a change in control of the Corporation, stock options become immediately exercisable to their full extent.

(4) Value is based upon the difference between the market value at the end of 1994 and the exercise price.

PENSION PLANS

      The following table indicates the estimated annual benefit payable to a covered participant at normal retirement age under The Retirement Plan for Employees of First Interstate Bancorp and its Affiliates ("Retirement Plan") based on covered compensation and years of service with the Corporation and its subsidiaries. The table includes benefits under the Corporation's Excess Benefit Retirement Plan ("Excess Plan") and Supplemental Executive Retirement Plan ("SERP"), both of which are unfunded. The Excess Plan provides benefits that would otherwise be denied a participant by reason of certain Internal Revenue Code limitations on the Retirement Plan. The SERP covers a select group of management who have attained age 55 and supplements the basic Retirement Plan by including bonuses in the definition of covered compensation.

                               PENSION PLAN TABLE

                                YEARS OF SERVICE(1)
              --------------------------------------------------------------
REMUNERATION  15 YEARS      20 YEARS     25 YEARS      30 YEARS     35 YEARS
------------  --------      --------     --------      --------     --------
$   300,000$   83,677     $ 111,569    $ 139,461     $ 167,353    $ 195,245
   400,000    112,177       149,569      186,961       224,353      261,745
   500,000    140,677       187,569      234,461       281,353      328,245
   600,000    169,177       225,569      281,961       338,353      394,745
 1,200,000    340,177       453,569      566,961       680,353      793,745
 1,400,000    397,177       529,569      661,961       794,353      926,745

(1) The maximum number of years of service that may be credited under the pension plans is 35. Mr. Carson has 43 years of service, of which 35 years of service are credited.

      The compensation covered by the pension plans for the individuals named in the Summary Compensation Table includes basic monthly salary or wage rate and certain bonuses described in the Summary Compensation Table and excludes director's fees, amounts paid for life insurance premiums, matching amounts under the Corporation's Employee Savings Plan and imputed income. The remuneration of a participant is an average of the compensation (as stated in the Summary Compensation Table) covered by such plans for the five of the last ten calendar years of the participant's employment with the Corporation for which such average is highest. The remuneration covered by the pension plans for Mr. Carson is $1,296,111; Mr. Siart, $549,000; Mr. Randall, $396,004; Mr.
Willison, $372,000; and Mr. Curran, $525,727. The credited service in full years for Mr. Carson is 35 years; Mr. Siart, 16 years; Mr. Randall, 25 years; Mr. Willison, 16 years; and Mr. Curran, 17 years. The benefits shown in the table are computed on a single-life annuity basis and are not reduced or adjusted for receipt of Social Security benefits or other offset amounts.

EMPLOYMENT AGREEMENTS

      In January, 1995, the Corporation entered into amended and restated employment agreements with certain of its key executives which are designed to encourage them to remain employees of the Corporation by providing them with greater security. Similar agreements have been entered into between some of the Corporation's bank subsidiaries and certain of their key executives. Messrs. Siart, Randall, Willison and Curran are parties to such agreements.

      Absent a change in control as defined in the agreements, the amended and restated employment agreements are continuous and generally may be terminated with 14 months' notice. The agreements, as amended, provide for liquidated damages equal to 24 months' base salary in the event that the executive is terminated for a non-allowable reason. Unless the Corporation decides otherwise, such damages are payable at the same time and in the same manner as if the executive had remained employed by the Corporation.

      As defined in the agreements, as amended, a change in control occurs when any person or group becomes the beneficial owner of the Corporation's securities having 20% or more of the combined voting power of its then outstanding securities, when a majority of the Corporation's Board of Directors is replaced as a result of a contest for the election of Directors, or upon the occurrence of certain mergers, acquisitions and other events.

      In the event of a change in control, the term of the agreements, as amended, is extended to the date two years following the change in control, and the duties of executives may not thereafter be modified. In addition, if an executive is terminated without cause, as defined in the agreements, after a change in control, such person is entitled to a payment equal to the sum of three times annual base salary and target bonus for the year in which the executive's employment terminates, an amount equivalent to three additional years of participation in the Corporation's retirement plan, and $30,000 to cover the cost of three years' health and welfare benefit plan coverage. A prorated portion of any bonus that may be accelerated as a result of a change in control will be deducted from the payment. Such a payment to an executive is payable as a cash lump sum within ten days following termination of employment.

      Mr. Carson remains a party to the original employment agreement entered into effective January 1, 1990, due to his retirement as Chief Executive Officer of the Corporation at the end of 1994, and his upcoming retirement in April as Chairman. Mr. Carson's employment agreement is similar to the amended and restated employment agreements described above, except that his agreement provides for liquidated damages equal to 12 months' base salary if he is terminated for a non-allowable reason, and that upon the attainment of age 65, no additional amounts would be payable in respect of termination of employment following a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1994, the Compensation Committee of the Corporation's Board of Directors consisted of Messrs. Keller (Chairman), Bryson, Kieschnick, Stegemeier and Tellep.

      The Corporation instituted an executive loan program on January 14, 1991 to provide fixed rate principal residence mortgage loans and general purpose loans at favorable rates to members of the Managing Committee of the Corporation. All loan requests under the new executive loan program require the approval of the Chairman or the President of the Corporation and the Compensation Committee of the Board of Directors and are documented in accordance with standard requirements for loans made outside the program. Two of the individuals named in the Summary Compensation Table had loans under the program. Mr. Siart had a principal residence mortgage loan, with a principal balance of $874,502 at December 31, 1994, a maximum balance during 1994 of $885,221 and an interest rate of 6.34%. Mr. Willison obtained a general purpose loan in 1994 under the program in the form of a floating rate installment note in the principal amount of $150,000. The note had a maximum balance during 1994 of $150,000 and an interest rate of 5.76% from the date of origination through October 27, 1994, and an interest rate of 7.32% from October 28 through December 31, 1994. No other executive officers have loans under the program.

                              RELATED TRANSACTIONS

      During 1994 a number of the Corporation's subsidiary banks had loan transactions, in the ordinary course of business, with officers and Directors of the Corporation. There were also, during 1994, a number of loan transactions in the ordinary course of business between the Corporation's subsidiary banks and associates of officers and Directors of the Corporation. Except as described in the Compensation Committee Interlocks and Insider Participation section above, all of such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

                                     ITEM 2.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      By resolution of the Board of Directors, the firm of Ernst & Young LLP, Certified Public Accountants, was chosen as the independent public accountants to examine the accounts of the

Corporation for the year 1995. In accordance with that same resolution, this selection is being presented to the stockholders for ratification. Ernst & Young LLP has audited the Corporation's books annually since 1958 and is considered well qualified. Representatives of the firm are expected to be present at the Annual Meeting of Stockholders on April 28, 1995 with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. If the stockholders do not ratify the employment of Ernst & Young LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 1995.

                                     ITEM 3.

           PROPOSAL FOR APPROVAL OF CORPORATE EXECUTIVE INCENTIVE PLAN

      The First Interstate Bancorp Corporate Executive Incentive Plan (the "Executive Incentive Plan") was authorized by the Corporation's Compensation Committee and was adopted by the Board of Directors of the Corporation on February 21, 1995, subject to the affirmative vote of the holders of at least a majority of the shares of the Corporation's voting stock present in person or by proxy and entitled to a vote at the 1995 Annual Meeting. The Executive Incentive Plan is only effective if approved by stockholders.

      Commencing in 1995, the Executive Incentive Plan, the 1995 Performance Stock Plan, if approved by the stockholders at the 1995 Annual Meeting, and the 1991 Performance Stock Plan are the exclusive means for the Corporation's Chairman of the Board, President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer to earn annual incentive compensation. The Chief Executive Officers of each Region will earn Awards under the Executive Incentive Plan based on achievement of goals established for the Corporation. In addition to participating in the Executive Incentive Plan, the 1995 Performance Stock Plan, if approved, and the 1991 Performance Stock Plan, the Chief Executive Officers of the Regions will also participate in the First Interstate Bancorp annual Regional Executive Incentive Plan, which rewards the Chief Executive Officer of each Region for the performance of his or her Region.

SUMMARY OF CORPORATE EXECUTIVE INCENTIVE PLAN

      The full text of the Executive Incentive Plan is set forth in Exhibit A to this Proxy Statement. The following summary of the provisions of the Executive Incentive Plan is qualified in its entirety by reference to the text of the Executive Incentive Plan.

      Purpose

      The purpose of the Executive Incentive Plan is to focus the efforts of certain key executive employees on the continued improvement in the performance of the Corporation and to aid the Corporation in attracting, motivating and retaining superior executives by providing an incentive

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and reward to those key employees who contribute most to the operating progress and performance of the Corporation.

      Eligibility

      The Chairman of the Board, the President and Chief Executive Officer of the Corporation, the Executive Vice President and Chief Operating Officer of the Corporation, and the Chief Executive Officers of the California, Northwest, Southwest, and Texas Regions are eligible to receive Awards as defined in the Executive Incentive Plan. At present, these are the seven key employees eligible to participate in the Executive Incentive Plan.

      Administration

      The Executive Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"), which Committee will consist of at least two Directors, each of which is a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      Awards

      The Executive Incentive Plan authorizes the payment of cash Awards, as defined therein, based on the attainment of specific goals for the Corporation with respect to return on equity, revenue, gross income, pretax income, deposits, assets, non-interest expenses, non-performing assets and total shareholder return, which goals will be established in writing and approved by the Committee prior to the beginning of each year (not later than 90 days after the commencement of the period of service to which the performance goals relate). Awards are based on a formula of multiplying year-end base salary by a percentage determined by the level of achievement. The maximum attainable Award is 135% of year-end base salary for Messrs. Carson and Siart, 123.75% of year-end base salary for Mr. Randall, and 56.25% of year-end base salary for the remaining Participants. For purposes of calculating Awards, year-end base salary shall not be treated as increasing in any Performance Year by more than the average salary increases for employees at this level at comparable banks, taking into consideration increases on account of promotions. An Award will be made to a Participant, as defined in the Executive Incentive Plan, after the completion of the year based upon the satisfaction of the Corporation's goals under the Executive Incentive Plan, which achievement has been certified by the Committee, in writing, as having satisfied such goals. The Committee has the discretion to reduce an Award that becomes payable upon attainment of the goal. The Committee or the Board of Directors of the Corporation may neither increase an Award to a Participant beyond the Award established for a specific level of achievement nor alter the allocation of the Awards among the Participants. Since any such Awards will not exceed the Awards which can be earned for specified goals, it is generally expected that such Awards will be "performance based" and as such the deduction limitation contained in the Omnibus Budget Reconciliation Act of 1993 will not apply to such compensation.

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      The following chart specifies the maximum Award that can be granted to each Participant under the Executive Incentive Plan for the 1995 Performance
Year:

          NAME AND POSITION                                 DOLLAR VALUE ($)
          -----------------                                 ----------------
   Edward M. Carson, Chairman of the Board                    $1,066,500

   William E. B. Siart,                                          972,000
     President and Chief Executive Officer of the Corporation
   William S. Randall,                                           643,500
     Executive Vice President and Chief Operating Officer of the Corporation

   Bruce G. Willison,                                            253,125
     Chief Executive Officer, California Region

   James J. Curran,                                              222,188
     Chief Executive Officer, Northwest Region

   Linnet F Deily,                                               202,500
     Chief Executive Officer, Texas Region

   John S. Lewis,                                                154,688
     Chief Executive Officer, Southwest Region

      The maximum Award that can be paid to a Participant for any one year during the years 1996 through 1999 is $1,500,000. The actual amount of the Award will be based on corporate performance. Designation of a maximum amount is required to satisfy proposed Treasury regulations under Section 162(m) of the Code.

      Change in Control

      In the event of a change in control, within ten days after the change in control of the Corporation, each Participant will be paid 100% of his or her target Award for the year in which the change in control occurs, based on the base pay rate then in effect.

      Deferrals

      Awards are generally payable shortly after the end of the Performance Year for which the Award has been earned. A Participant may elect, however, to defer commencement of payment for a period extending until the termination of employment. Participants may elect that deferred amounts earn interest (at a rate specified in the Executive Incentive Plan) or, in the alternative, be invested in the form of Performance Units under the 1995 Performance Stock Plan (see the discussion of the 1995 Performance Stock Plan under Item 4 of this Proxy Statement, "Proposal For Approval of 1995 Performance Stock Plan").

      Amendments and Discontinuance

      The Board of Directors of the Corporation or the Committee may, at any time, modify, terminate or suspend the provisions of the Executive Incentive Plan.

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      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL FOR APPROVAL
OF THE CORPORATE EXECUTIVE INCENTIVE PLAN.

                                     ITEM 4

              PROPOSAL FOR APPROVAL OF 1995 PERFORMANCE STOCK PLAN

      The First Interstate Bancorp 1995 Performance Stock Plan (the "1995 Performance Stock Plan") was authorized by the Corporation's Board of Directors on February 21, 1995, subject to the affirmative vote of the holders of at least a majority of the shares of the Corporation's Common Stock present in person or by proxy and entitled to vote at the 1995 Annual Meeting. The 1995 Performance Stock Plan authorizes the granting of stock awards, performance units, stock options, stock appreciation rights and restricted stock awards of up to 5,000,000 shares of Common Stock to key employees of the Corporation and its subsidiaries who are responsible for the management, growth and financial success of the Corporation.

      The Board of Directors believes that the future success of the Corporation and its subsidiaries is dependent upon the quality and continuity of management, and that compensation programs have been important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Corporation and its business interests. As of February 21, 1995, approximately 500,000 shares of Common Stock were available to grant additional awards under the First Interstate Bancorp 1991 Performance Stock Plan (the "1991 Stock Plan"). Regardless of whether the 1995 Performance Stock Plan is approved by the stockholders, the Board of Directors intends to continue to grant additional awards under the 1991 Stock Plan.

SUMMARY OF 1995 PERFORMANCE STOCK PLAN

      The full text of the 1995 Performance Stock Plan is set forth in Exhibit B to this Proxy Statement. The following summary of provisions of the 1995 Performance Stock Plan is qualified in its entirety by reference to the text of the 1995 Performance Stock Plan.

      Shares Subject to the Plan

      The 1995 Performance Stock Plan permits the Corporation to grant stock awards, performance units, accelerated ownership stock options, incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock awards. The aggregate number of shares of Common Stock reserved for awards under the 1995 Performance Stock Plan is 5,000,000 shares.

      Eligibility

      Key employees of the Corporation and its subsidiaries (including officers, whether or not directors) are eligible to receive awards under the 1995 Performance Stock Plan. At present there are approximately 1,000 employees eligible to participate in the 1995 Performance Stock Plan. The Corporation has full discretion to select those key employees who will receive awards under

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




the 1995 Performance Stock Plan. Directors who are not officers are not eligible to participate in the Plan.

      Plan Benefits

      The nature and amounts of any awards under the 1995 Performance Stock Plan will be determined by the Committee in its sole discretion, except that special rules exist under the Plan with respect to the issuance of awards of Common Stock to participants in the Executive Incentive Plan. See the discussion below under "Stock Awards." Except in the case of such stock awards, benefits and amounts are not presently determinable that may be received by each of the executive officers identified in the Summary Compensation Table of this Proxy Statement, all executive officers as a group and all other key employees under the 1995 Performance Stock Plan.

      Administration

      The 1995 Performance Stock Plan will be administered by the members of the Compensation Committee (the "Committee") of the Board of Directors, which Committee will consist of at least two Directors, each of which is a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      Adjustments and Other Provisions

      The 1995 Performance Stock Plan provides for adjustments in the number of shares reserved and in option prices in the event of a stock dividend or stock split and for other equitable adjustments in the event of a recapitalization, merger or similar occurrence. Any shares of Common Stock or other securities received by a holder of restricted stock with respect to such restricted stock by reason of any such change is subject to the same restrictions. Similar adjustments will be made to performance units.

      Stock Awards

      An award of Common Stock may be made to an employee at the discretion of the Committee, and is not subject to any restrictions under the 1995 Performance Stock Plan. Special rules apply under the Plan however, with regard to stock awards to participants in the Executive Incentive Plan. In the case of participants in the 1995 Performance Stock Plan who are also participants in the Executive Incentive Plan, the award of Common Stock will be based on the achievement of the performance goals established under the Executive Incentive Plan for the year in question. For each year that the goals established under the Executive Incentive Plan are attained, each participant may receive a maximum stock award based on the achievement of such goals equal to that number of shares of Common Stock which is equivalent in value to one-third of the participant's cash award under the Executive Incentive Plan, based on the fair market value of the Common Stock on the date such award is approved by the Committee. In 1995, stock awards to participants in the Executive Incentive Plan will not exceed the following:

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                         NAME AND POSITION                    DOLLAR VALUE($)
                         -----------------                    ---------------
Edward M. Carson, Chairman of the Board                          $355,500

William E. B. Siart,                                              324,000
   President and Chief Executive Officer of the Corporation

William S. Randall,                                               214,500
   Executive Vice President and Chief Operating Officer of the Corporation

Bruce G. Willison,                                                 84,375
   Chief Executive Officer, California Region

James J. Curran,                                                   74,062
   Chief Executive Officer, Northwest Region

Linnet F Deily,                                                    67,500
   Chief Executive Officer, Texas Region

John S. Lewis,                                                     51,562
   Chief Executive Officer, Southwest Region

      The maximum value of the stock award to a participant for any one year during the years 1996 through 1999 is $500,000. The actual amount of a stock award will be based on corporate performance. Designation of a maximum amount is required to satisfy proposed Treasury regulations under Section 162(m) of the Code.

      Stock Options

      Stock options granted under the 1995 Performance Stock Plan may be either incentive stock options, qualifying for special tax treatment under Section 422 of the Code, or non-qualified stock options. Each option will be evidenced by a written document containing such terms and provisions consistent with the 1995 Performance Stock Plan as the Committee approves. The exercise price of each option will be not less than the fair market value of the shares covered by the option on the date of grant. As of February 21, 1995, the fair market value of a share of Common Stock was $79.75. Payment on each option exercised must be made in cash or in whole shares of Common Stock already owned by the optionee for at least six months or partly in cash and partly in Common Stock. Common Stock received by the Corporation in payment of the option price will be valued at its fair market value on the date of exercise.

      Each option will be exercisable in one or more installments within a fixed option period and during employment, subject to certain restrictions or extensions in the event of death, retirement or termination, but in no event more than ten years from the date of grant. Unless otherwise provided in the employee's stock option agreement, no option will be transferable other than by will or the laws of descent and distribution. No employee may be issued stock options (including those containing stock appreciation rights, as described below) for more than 150,000 shares of Common Stock in any single calendar year pursuant to the 1995 Performance Stock Plan.

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      Accelerated Ownership Stock Option

      If an employee's stock option agreement so provides, an employee, in connection with the grant of stock options, will be granted an accelerated ownership non-qualified stock option ("AO") to purchase at the fair market value, as of the date of exercise of the underlying option, additional shares of Common Stock equal to the number of shares of Common Stock used by the employee in payment of the purchase price of the underlying option. An AO is only available during the period that the optionee remains an employee, and, in addition, the optionee must remain an employee at least six months after the exercise of the underlying option in order for the AO to vest. The AO may be exercised once it vests only for the remaining term of the underlying option agreement.

      Stock Appreciation Rights

      The Committee may issue stock appreciation rights in tandem with stock options granted under the 1995 Performance Stock Plan. Employees who are granted stock options containing stock appreciation rights may elect to surrender, rather than exercise, such options and to receive the excess of the fair market value of the Common Stock subject to the options on the date of surrender over the option price. Such excess may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined by the Committee.

      Performance Units

      An award of performance units may be made to an employee. A performance unit that only requires the passage of time to vest is commonly called a "stock unit." If performance conditions are also required of an employee, the award is commonly called a "performance unit." Each stock unit or performance unit represents one share of Common Stock which, at the time and to the extent vested, will be payable by the delivery of one share of Common Stock. Alternatively, as provided in the applicable agreement, cash may be payable to the employee based upon the fair market value of the Common Stock at the time of payment. In addition, an employee who has been awarded a stock unit or performance unit shall receive additional unit credit based on the value of any dividends which would have been paid to the employee if he or she owned the Common Stock represented by the units.

      Certain performance units may be attributable to an employee's election to defer compensation under the Management Incentive Plan, the Regional Incentive Plan, the Executive Incentive Plan, or any successor plans. Performance units will be payable at the time selected by the employee and permitted by the Committee. The maximum number of performance units which may be issued to employees under the 1995 Performance Stock Plan will not exceed 150,000 in any single calendar year.

      Restricted Stock Awards

      The Committee may issue restricted stock awards. Each restricted stock award will be evidenced by a written document containing such terms and provisions including the price, if any,

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




to be paid by the recipient, consistent with the 1995 Performance Stock Plan as the Committee approves. The Committee will determine the restricted period during which the restricted stock and dividends paid with respect to the restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the 1995 Performance Stock Plan or the restricted stock agreement. The Committee may at any time reduce or terminate the restricted period.

      If a holder of restricted stock ceases to be an employee of the Corporation or a subsidiary during the restricted period for any reason other than death, disability or retirement, all shares of restricted stock which are then subject to the restrictions imposed by the Committee will be forfeited and returned to the Corporation. If a holder of restricted stock ceases to be an employee of the Corporation or a subsidiary during the restricted period by reason of death, disability or retirement, shares of the restricted stock shall, to the extent determined by the Committee, become free of the restriction.

      Change in Control

      In the event of a change in control as defined in the 1995 Performance Stock Plan, each option, accelerated ownership stock option and stock appreciation right will become immediately exercisable, the restricted period for restricted stock will immediately expire, and, unless otherwise provided in performance unit agreements, all performance units will be immediately payable in Common Stock in the maximum amount available under the terms of the agreement.

      Amendments and Discontinuance

      The Board of Directors may amend or terminate the 1995 Performance Stock Plan in any respect, provided no such action shall, without consent of the participants, affect or impair any award previously granted. In addition, no such action shall be taken without stockholder approval if required by Rule 16b-3 of the Securities Exchange Act of 1934 or the federal tax rules applicable to incentive stock options or other applicable law.

      Federal Income Tax Consequences

      The following is a general summary of the principal federal income tax consequences of stock options granted under the 1995 Performance Stock Plan. The summary is based on the Corporation's understanding of the currently applicable provisions of the Code and Treasury regulations, as well as administrative and judicial interpretations. State, local and foreign tax consequences of options granted under the 1995 Performance Stock Plan are not covered in this summary, which is not intended to cover all tax consequences that may apply to an optionee or to the Corporation.

      Incentive Stock Options. If an optionee holds the shares acquired upon the exercise of an incentive stock option for more than one year after exercise and two years after the date of grant of the option, and if at all times from the date of grant of the option until three months preceding the exercise of the option (one year in the case of disability) the optionee was an employee of the

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corporation or a subsidiary, (a) the optionee will not be taxed at the time the option is granted or exercised; (b) the difference between the option price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be; and (c) the Corporation will not be allowed an income tax deduction for granting the option or issuing shares pursuant to the exercise of the option. If after the exercise of an incentive stock option the optionee fails to observe the holding rule, the portion of any gain realized upon disposition of the shares which does not exceed the excess of the value at date of exercise over the option price will be treated as ordinary income. The balance of any gain (or any loss) will be treated as capital gain (or loss), long-term or short-term, depending on the length of time the stock was held after the option was exercised. To the extent the optionee is subject to the alternative minimum tax provisions of the Code, the amount by which the fair market value of the shares at the time the incentive stock option is exercised exceeds the option price will be an item of tax preference which must be included when making the alternative minimum tax calculation for the tax year in which the incentive stock option is exercised. The Corporation will be entitled to a deduction equal to the amount of ordinary income upon which the optionee is taxed. If an optionee exercises an incentive stock option at a time when he or she was not an employee of the Corporation or a subsidiary within the preceding three months (one year in the case of disability), the option will be treated as a nonqualified option with the consequences described below.

      Non-Qualified Options. Under present Treasury regulations holding that an option does not have a readily ascertainable fair market value unless it is freely transferable and meets certain other conditions, an optionee who is granted a non-qualified option will not realize taxable income at the time the option is granted. If an optionee exercises the option by paying cash to acquire the shares subject to option, he or she will be taxed in the year of exercise at ordinary income tax rates on an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. The Corporation will receive a corresponding deduction. The optionee's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he or she is taxed. Upon subsequent disposition of the shares, an optionee will realize capital gain or loss, long-term or short-term, depending upon the length of time he or she has held the shares since the option was exercised.

      Payment of Option Exercise Price With Shares. If an optionee uses existing shares in full or partial payment of the option exercise price, the optionee generally will not recognize taxable income with respect to the shares surrendered. The optionee's tax basis and holding period for the shares surrendered generally will apply to an equal number of shares issued pursuant to the exercise. However, if the shares surrendered were originally acquired through an incentive stock option exercise, an exchange within two years of such earlier incentive stock option grant or within one year of such earlier incentive stock option exercise win be a disqualifying disposition of such shares surrendered. In such case, the holding period for the shares surrendered cannot be used to meet the one year and two year periods for determining a disqualifying disposition of the new shares acquired in the exchange.

      With an incentive stock option, no taxable income will be recognized by the optionee on the exercise of the incentive stock option with existing shares (except as described above with respect to a disqualifying disposition of the shares surrendered). The shares issued in excess of

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the number of shares surrendered will have a tax basis equal to zero (or the amount of cash, if any, used in the exercise). The holding period for such excess shares will be measured from the date of exercise.

      With a non-qualified option, the optionee will recognize the same amount of ordinary income on the exercise, as described above (i.e., regardless of whether the exercise price is paid in cash or in shares). The shares issued in excess of the number of shares surrendered will have a tax basis equal to the amount of ordinary income recognized on the exercise plus the amount of cash (if any) used in the exercise. The holding period for such excess shares will be measured from the date of exercise.

      Deductibility of Benefits. As discussed above, the Corporation generally will be entitled to a deduction at the time an optionee is subject to ordinary income tax, and such deduction will be equal to the amount of ordinary income upon which an optionee is taxed. The Corporation believes that stock options granted under the 1995 Performance Stock Plan will qualify as "performance-based" under Section 162(m) of the Code, and therefore, compensation attributable to such options will be deductible without regard to the $1,000,000 limitation of Code Section 162(m). (See discussion of Section 162(m) at "Compensation Program Elements - The Tax Deductibility Limitation" in the Report of the Compensation Committee on Executive Compensation above).

      Tax Withholding and Reporting. The Corporation has the right and obligation to withhold any sums required by federal, state, local and foreign tax laws to be withheld with respect to the exercise of stock options. Such withholding may be in cash or in shares, or the Corporation may require the person exercising the stock option to pay such sums to the Corporation to satisfy the withholding requirements. The Corporation is also required to file information returns with the appropriate taxing authorities with respect to the exercise of stock options as well as with respect to any disqualifying disposition of an incentive stock option.

      THE BOARDS OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL FOR APPROVAL OF THE 1995 PERFORMANCE STOCK PLAN.

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